AMENDED AND RESTATED

SCHEDULE B

DATED FEBRUARY 15, 2018

TO THE

INVESTMENT ADVISORY AGREEMENT DATED DECEMBER 30, 2010

BETWEEN

EQUINOX FUNDS TRUST AND EQUINOX FUND MANAGEMENT, LLC*

Investment Advisory Fee Schedule

Fund	Annual Fee as a Percentage of Fund’s Average Daily Net Assets	Effective Date of Board Approval	Agreement Execution Date with respect to a Fund**

Equinox Chesapeake Strategy Fund	1.50% (150 basis points)	April 11, 2017	July 5, 2017***

Equinox Crabel Strategy Fund	0.75% (75 basis points)	August 8, 2011	April 19, 2012

Equinox Campbell Strategy Fund	1.64% (164 basis points)	November 16, 2017	February 15, 2018

Equinox Quest Tracker Index Fund	0.75% (75 basis points)	August 21, 2013	TBD

Equinox BH-DG Strategy Fund	0.75% (75 basis points)	August 21, 2013	December 31, 2013

Equinox BlueCrest Systematic Macro Fund	0.64% (64 basis points)	May 14, 2014	June 17, 2014

Equinox Aspect Core Diversified Strategy Fund	1.30% (130 basis points)	August 15, 2014	November 5, 2014

* As assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015, between Equinox Fund Management, LLC and Equinox Institutional Asset Management, LP

**Execution date of initial consent of sole shareholder

*** Effective date of shareholder approval

EQUINOX FUNDS TRUST

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President